EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-210909, 333-208070, 333-12473, 333-66781, 333-88373, 333-51294, 333-110650, 333-119272, 333-175388, 333-169673, 333-147587, and 333-128953), of Rennova Health, Inc. of our report dated January 10, 2019 related to the combined financial statements of Jamestown TN Medical Center, Inc. and Mountain View Physician Practice, Inc. as of and for the years ended December 31, 2017 and 2016 which appear in this Form 8-K/A.

/s/ Haynie & Company, CPAs
Haynie & Company, CPAs
Salt Lake City, Utah
Dated: January 10, 2019